Exhibit 99.1
Berkshire Hathaway Merger
The Lubrizol Corporation Employee Q&A
3.18.11 Posting
General/Deal Specific
1.	What can you tell us about Berkshire Hathaway, specifically about their investment style and operating methods?

Berkshire Hathaway is a $135 billion company with more than 70 businesses across a broad range of industries, including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Their investment strategy is to identify quality companies to invest in — companies that have demonstrated consistent earning power and a simple core business model with strong, proven management in place. They have a history of investing in these businesses with significant long-term value creation potential and then leaving the day-to-day operations of the company up to the individual company.

2.	What expertise does Berkshire Hathaway have in the chemical industry, and how will this impact our operations?

Lubrizol will be the first specialty chemical company to become part of the Berkshire Hathaway family. However, since operations will continue to be led by our current management, this merger is not expected to have any impact to our operations.

3.	Who initiated the proposed merger?

Unfortunately, as part of the strict guidelines, we are unable to address at this time the specific details surrounding the initiation of this transformative event. We will be able to discuss this at a later date, after the proxy has been filed.

4.	What was Berkshire Hathaway’s criterion for selecting Lubrizol?

Berkshire Hathaway seeks companies that have demonstrated consistent earning power and a simple core business model with strong, proven management already in place. Lubrizol met this criterion and therefore was a good fit with Berkshire Hathaway’s investment philosophies.

5.	Why did Lubrizol agree to sell the company? Weren’t we doing okay on our own, or were we at risk to be acquired by someone else?

After a thorough evaluation, the board concluded that this transaction would deliver a substantial return to our shareholders with significant value and immediate liquidity. Lubrizol has achieved superior results and is selling from a position of strength. The transaction offers compelling value to our shareholders and is in the best interest of all of our constituents, including customers, employees, investors, suppliers, partners and communities in which we operate. Additionally, we believe that Berkshire Hathaway’s long-term investment philosophy will allow us to continue to grow our business and serve our customers by providing them with the innovative technology necessary for their success.

6.	Why is this merger good news for Lubrizol?

This transaction will allow us to continue to operate as The Lubrizol Corporation and remain focused on our long-term plans without the constraints of short-term distractions of a publicly traded company. Berkshire Hathaway’s philosophy of supporting long-term investment will allow Lubrizol to continue to successfully grow and invest in the enterprise. We believe this change in ownership is in the best interests of all of our constituents, including our employees, customers, investors, suppliers, partners and communities in which we operate.

Berkshire Hathaway Merger
The Lubrizol Corporation Employee Q&A
3.18.11 Posting
7.	Once the merger is complete, how will Lubrizol be managed by Berkshire Hathaway? Will we be part of a subgroup of companies or operate independently?

Once this transaction is finalized, Berkshire Hathaway will become the parent company of The Lubrizol Corporation. We will be one of more than 70 different businesses owned by Berkshire Hathaway and will operate as a subsidiary. Company operations will continue to be led by James Hambrick and the current management team, and James will report directly to Warren Buffett.

8.	Can you please comment on the various lawsuits and investigations occurring in regards to this announced sale? Do we anticipate these to have any impact on the actual terms of the deal?

The various litigation challenges that we are seeing are fairly typical with large transactions such as this and are to be expected. While we cannot take anything for granted, we remain optimistic that the transaction will close sometime during the third quarter of this year.
Berkshire Hathaway Specific
9.	Do we have any insight into the succession planning in place at Berkshire Hathaway once Warren Buffett departs as chief executive officer?

In the 2010 Annual Report for Berkshire Hathaway, Warren Buffett addresses the issue of succession upon his departure. In his letter, he states that at the time of his death, the Buffett family will not be involved in managing the business but, as very substantial shareholders, will help in selecting and overseeing the managers who do. Just who those managers will be, depends upon the time of his passing, but he anticipates that his job will be split into two parts — one executive will become CEO and responsible for operations, and the responsibility for investments will be given to one or more executives. He also states that that the principles employed to date in running Berkshire Hathaway will continue to guide the managers who succeed him and that the unusually strong and well-defined culture will remain intact.

10.	Once a leadership change does occur at Berkshire Hathaway, are we confident that Warren Buffett’s prudent investment and long-term management philosophies for acquired companies will remain intact?

In the 2010 Annual Report for Berkshire Hathaway, Warren Buffett states that that the principles employed to date in running Berkshire Hathaway will continue to guide the managers who succeed him and that the unusually strong and well-defined culture will remain intact. Additionally, in principle #11 of the Berkshire Hathaway Owner’s Manual it states that regardless of price, there is no interest at all in selling any good businesses that Berkshire owns and that they are also very reluctant to sell sub-par businesses as long as they are expected to at least generate some cash and as long as they feel good about their managers and labor relations.

11.	Does Berkshire Hathaway have any centralized functions such as finance, human resources or information solutions, which span across their company portfolio?

No. Berkshire Hathaway is run as a true holding company and its subsidiaries are all very autonomous. With fewer than 20 people located at Berkshire Hathaway’s headquarters in Omaha, Nebraska, there are no shared services functions.

12.	Are you able to direct me to any background information on Berkshire Hathaway?

A Sharepoint site has been created and is available on The Channel to provide you with additional public information on Berkshire Hathaway. Additionally, this site will serve as a repository for all communicated information relating to this transaction.

Berkshire Hathaway Merger
The Lubrizol Corporation Employee Q&A
3.18.11 Posting
13.	Will any Berkshire Hathaway employees be relocated to work at a Lubrizol facility?

Given the fact that Berkshire Hathaway is structured as a holding company and Lubrizol will be run by James Hambrick and the current management team, there are no plans to have any current Berkshire Hathaway employees relocate to work at any Lubrizol facility. It is possible that through our normal recruiting efforts, potential candidates may have worked at other Berkshire Hathaway subsidiaries.
Business Specific
14.	Can Lubrizol be sold by Berkshire Hathaway in the near future?

It is important to realize that this transaction is not yet complete and is subject to the receipt of shareholder approval and the satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino Antitrust Improvements Act and applicable non-U.S. merger control regulations. Nonetheless, Berkshire Hathaway has entered into this proposed agreement since they identified Lubrizol as a quality company that fits with their investment philosophy. When selecting companies to invest in, Berkshire Hathaway has a history of investing in these businesses for the long-term, and we expect that will be the case with Lubrizol.

15.	Will Lubrizol continue to pursue any pre-existing or new acquisition activity during the interim period until the deal is finalized?

Until the deal is complete, it will remain business as usual. As such, we will continue to operate in the manner which we do today and we will remain focused on our enduring growth strategies, which include strengthening the portfolio through complementary acquisitions. Efforts around acquisitions will remain in place.

16.	Once the sale is complete, will Lubrizol be permitted to seek acquisitions for our business and will these be subject to approval from Berkshire Hathaway?

Once the transaction is complete, Lubrizol will still remain focused on our enduring growth strategies, which includes strengthening the portfolio through complementary acquisitions. While the specific details on this process are still under development, we will continue to pursue acquisition opportunities with Lubrizol senior management working directly with Warren Buffet to review acquisition targets and proposed deals.
Career Specific
17.	Is any restructuring or downsizing expected as a result of this merger?

No restructuring or downsizing is expected as a result of this merger and it remains business as usual.
Stock/Options Specific
18.	During the interim period before the deal is approved are we still able to purchase Lubrizol stock?

Until the transaction closes, Lubrizol remains a publicly traded stock and as such the stock is still available for purchase. As long as you are not in possession of material non-public information, or otherwise subject to trading notification or trading blackout restrictions, you may buy or sell Lubrizol stock.

19.	What will happen to existing stock owned? Will we automatically have to sell our Lubrizol shares?

At the time of the transaction close all Lubrizol stock will be automatically paid out at $135 per share and all shareholders of record will receive their profits, less any required taxes, from the sale. [For questions regarding stock owned through your 401(k), see the 401(k) section of the Q&A.]

Berkshire Hathaway Merger
The Lubrizol Corporation Employee Q&A
3.18.11 Posting
20.	Will the dividend for Lubrizol stock continue to be paid until the deal is complete?

Pending board approval, shareholders of record as of May 10, 2011 will receive their quarterly dividend in June 2011. Since the Berkshire Hathaway merger of Lubrizol is scheduled to close by the end of the third quarter, it is likely that the June dividend will be the final dividend paid by Lubrizol.

21.	When it says that Berkshire Hathaway is purchasing outstanding shares, what exactly does that mean?

Outstanding shares are all shares of a corporation’s stock that have been issued and are held by the public (this includes both individual and institutional investors).

22.	At the time of the close, what will be the treatment of stock options which have not yet been exercised?

At the time of the transaction close, all stock options will automatically be exercised at $135 per share. All option holders of record will receive their profits, less any required taxes, from the sale.

23.	Can stock options still be exercised in the interim prior to the deal closing?

Until the transaction closes, Lubrizol remains a publicly traded stock and as such the stock is still available for purchase. As long as you are not in possession of material non-public information, or otherwise subject to trading notification or trading blackout restrictions, you may buy or sell Lubrizol stock.

24.	Is it best to exercise options now or at the time of the transaction close?

The decision to exercise options now or at the time of the transaction close is a personal decision. Lubrizol is unable to provide any financial advice. For further questions, please consult a personal financial advisor.

25.	What will be the status of stock appreciation rights?

Over the coming weeks, participants in the stock appreciation rights program will receive an individual communication which will provide detailed information regarding the program.

26.	What will happen to phantom shares issued in the 1990’s?

Over the coming weeks, employees holding phantom shares will receive an individual communication which will provide information regarding the treatment of these shares once the transaction is complete.
Benefits/Pension Specific
27.	What will happen to our current pension plans — The Lubrizol Corporation Pension Plan and The Lubrizol Corporation Wage Employees’ Pension Plan? Will there be any changes to the payout options, including the lump-sum option?

Our current pension plans and the corresponding payout options remain in place. This includes the lump-sum option for employees who are eligible.

28.	Will employees still be eligible for early retirement benefits at the age of 55?

The current eligibility criteria remain in place. Employees begin to accrue vesting and benefit service credit toward their plan benefit at the date of their hire. Early retirement benefits remain available when an employee reaches age 55.

29.	If there is going to be any change with regard to pension benefits and/or distribution, will employees be given the courtesy of being notified of such changes and making retirement decisions in their best interest?

The current plans remain in place. However, should changes be made in the future, Lubrizol would be required to provide employees proper legal notice.

Berkshire Hathaway Merger
The Lubrizol Corporation Employee Q&A
3.18.11 Posting
Benefits/Profit Sharing and 401(k) Specific
30.	Will we continue to receive the company match in our 401(k)?

The current plan remains in place. Lubrizol continues to match 50% of employee individual contributions up to 6% of eligible pay subject to IRS maximums.

31.	Should I sell my Lubrizol stock in my 401(k) plan and how can I do so?

Until the transaction closes, Lubrizol remains a publicly traded stock and as such the stock is still available for purchase. As long as you are not in possession of material non-public information, or otherwise subject to trading notification or trading blackout restrictions, you may buy or sell Lubrizol stock within the profit sharing/401(k) plan. However, Lubrizol is unable to provide any financial or investment advice. For further questions, please consult a personal financial or investment advisor. Employees interested in making investment changes can do so through ING at https://lzs401k.ingplans.com.

32.	How will the amount in our profit sharing/401(k) currently invested in Lubrizol stock be treated at close?

Employees who have Lubrizol stock as part of their profit sharing/401(k) account can sell those shares in the Lubrizol Stock fund prior to close* and reinvest in other funds available through the profit sharing/401(k) program. If employees wait until the transaction is complete, we expect the assets remaining in the Lubrizol Stock Fund at closing will be sold and the proceeds of that sale deposited in the appropriate SSgA Lifecycle Fund, the plan’s qualified investment options. Employees will be able to invest those proceeds into other profit sharing/401(k) investment options as early as the following day.

* As long as they are not in possession of material non-public information, or otherwise subject to trading notification or trading blackout restrictions.
Benefits/Healthcare Specific
33.	How will this acquisition affect retirement medical?

There is no change to our benefits philosophy as a result of this ownership change and no changes outside of what would naturally occur under our previous circumstances are expected.
Benefits/Vacation Specific
34.	How will this merger impact our existing vacation policies?

No changes are expected to Lubrizol’s benefits philosophy, including that of our vacation policies, as a result of this merger.